Exhibit 11.1


                            COMPETITIVE TECHNOLOGIES, INC.
                     Schedule of Computation of Earnings Per Share
                                      (Unaudited)

                                                             Quarter
                                                         ended October 31,
                                                        1997           1996

Net loss applicable to common stock                 $ (574,175)    $  (474,274)


Common and common equivalent shares -
    primary:
  Weighted average common shares
    outstanding                                      5,954,886      5,903,100
  Adjustments for assumed exercise of
    stock options                                       48,941*        68,006*
  Adjustments for assumed exercise of
    stock warrants                                       5,391*        22,685*
  Weighted average number of common and
    common equivalent shares outstanding             6,009,218      5,993,791

Common and common equivalent shares -
    fully diluted:
  Weighted average common shares
    outstanding                                      5,954,886      5,903,100
  Adjustments for assumed exercise of
    stock options                                       48,941*        81,214*
  Adjustments for assumed exercise of
    stock warrants                                       5,391*        27,609*
  Weighted average number of common and
    common equivalent shares outstanding             6,009,218      6,011,923


    Primary and fully diluted                       $    (0.10)    $    (0.08)


* Anti-dilutive.


These calculations are submitted in accordance with Regulation S-K item 601 (b)
(11) which differs from the requirements of paragraph 40 of Accounting Principles Board Opinion No.15 because they produce an anti-dilutive result.